Exhibit 10.1

August 11, 2025

Via Hand Delivery

Mr. Young-Joon Kim

[address omitted]

Re: Separation Agreement

Dear Mr. Kim:

This letter agreement (this “Separation Agreement”) confirms our mutual understanding regarding your resignation from the positions of a director and member of the Board of Directors (the “Board”) and Chief Executive Officer (“CEO”) of Magnachip Semiconductor Corporation, a Delaware corporation (“MSC”), and Representative Director of Magnachip Semiconductor, Ltd., a Korean yuhan hoesa (“MSK”), and (subject to this Separation Agreement) from all other positions with each direct and indirect subsidiary of MSC, including MSK, effective as of August 11, 2025 (the “Resignation Date”). MSC and all of its direct and indirect subsidiaries are collectively referred to herein as the “Company”.

1. Incorporation by Reference. Reference is made to that certain Employment Agreement by and between you, on the one hand, and MSC and MSK, on the other hand, entered into as of April 25, 2018, as amended (the “Employment Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Employment Agreement. Reference is also made to that certain letter, which you delivered to, and accepted by, the Board on August 8, 2025, whereby you resigned, inter alia, as a director and member of the Board effective immediately (the “Resignation Letter”).

2. Voluntary Resignation. By signing below and without limiting the effect of the Resignation Letter, you hereby voluntarily resign from the position of CEO of MSC, and from all other positions with each direct and indirect subsidiary of MSC, including MSK, effective as of 11:59 p.m. (Korea Time) on the Resignation Date; provided, however, that you will remain as the liquidator of Magnachip Mixed-Signal, Ltd., a Korean yuhan hoesa (“MMS”), until its liquidation process is completed or the Company otherwise determines that you will no longer serve as the liquidator of MMS. Without limiting Section 4 below, Section 10 of the Employment Agreement or the Resignation Letter, you agree to cooperate with the Company and take all actions to effectuate the foregoing, including executing documents in connection with your resignations and carrying out your duties as the liquidator of MMS and/or taking the necessary procedures for replacement. Except as provided herein, it is intended that the compensation and benefits you receive pursuant to this Separation Agreement shall be substantially equivalent to those you would be entitled to if you were to resign with Good Reason (or if you were to be terminated by the Company without Cause). For the avoidance of doubt, other than the compensation and benefits contemplated by this Separation Agreement, there shall be no compensation for the cooperation you provide with respect to your resignations and as the liquidator of MMS. Notwithstanding anything to the contrary, if any provision in the Employment Agreement conflicts with any provision in this Separation Agreement, the provision contained in this Separation Agreement shall govern and control.

Magnachip Semiconductor, 40F, Parc.1 Tower 2, 108, Yeoui-daero, Yeongdeungpo-gu, Seoul, Republic of Korea, 07335

3. Severance Benefit. The Company is offering, and you have accepted, the following compensation and benefits (collectively, the “Severance Benefit”) in exchange for your execution of this Separation Agreement and the Release of Claims contained herein and in Exhibit A attached hereto (the “Release”):

(a) Separation Payment. You will receive a cash severance payment equal to two (2) times your Final Base Salary, which shall be paid as set forth in this Section 3(a). The Company will first withhold all required taxes and similar deductions applicable to the total amount of such cash severance, and the resulting net total amount shall be paid to you in installments. One-twenty-fourth (1/24) of such net total amount shall be referred to herein as the “Monthly Net Salary”. The installment payments shall be as follows: (i) two (2) times the Monthly Net Salary on the 60th day following the Resignation Date; and (ii) the Monthly Net Salary on the 25th day of each month for a period of 22 months starting from November 2025; provided, however, that if the 25th falls on a non-business day of the Company, the payment will be made on the immediately preceding business day; provided further that, in the event of a Change in Control, the Company shall pay you in lump-sum all Monthly Net Salary payments remaining to be paid hereunder immediately prior to such Change in Control. You will also be entitled to receive a prorated portion of the Annual Bonus applicable to the calendar year 2025, determined on a daily basis, based on actual performance achievement for such year, and payable if and when annual bonuses (if any) are paid to the senior executives of the Company with respect to such year. The payments set forth in this Section 3(a) are collectively referred to herein as the “Separation Payment”.

(b) Equity Compensation. During your engagement with the Company, you have been granted equity awards (“Equity Awards”) under the terms of, as the case may be, the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (the “2011 Equity Plan”) or the Magnachip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan, as amended (together with the 2011 Equity Plan, the “Equity Plan”). Any Equity Awards that are outstanding under the Equity Plan will be treated in accordance with the terms of the Equity Plan and the applicable award agreements; provided that, for purposes of this Section 3(b), your separation shall be deemed to constitute “termination without Cause” under the Equity Plan and the applicable award agreements; provided further that, notwithstanding anything to the contrary, you may exercise your stock options, to the extent unexercised and exercisable, at any time prior to the expiration date applicable to each such stock option.

(c) Expatriate Benefits. The following benefits shall be provided to you as settlement in respect of all of your expatriate assignment entitlements:

(i) Continuation of your current housing support (including rent payments (if any), utilities, management fees and the like, consistent with past practice) for a period of 90 days from the Resignation Date;

(ii) Continuation of your current life/accident/travel insurance coverage (consistent with past practice) for a period of 90 days from the Resignation Date;

(iii) Cash payment equal to the Monthly Net Salary, to be paid on the 60th date following the Resignation Date;

(iv) In lieu of all other expatriate assignment entitlements, cash payment equal to KRW 199,327,476, to be paid on the 60th date following the Resignation Date; and

(v) Continuation of tax equalization and tax preparation/consulting services as required with respect to any and all compensation you receive from the Company (including the compensation and benefits you receive under this Separation Agreement) for the tax year(s) during which any portion of such compensation is paid and becomes taxable, provided that, for the avoidance of doubt, the Company’s tax equalization obligation shall not cover or apply to any capital gains taxes accrued or assessed on any equity awards you have been granted by the Company and the tax preparation/consulting services shall not extend beyond the tax year 2025.

Except as set forth above, you will have no right to receive any compensation or benefit with respect to your expatriate assignment, whether pursuant to the Employment Agreement, the Company’s policies or practices relating to expatriate assignments or otherwise.

(d) Notwithstanding anything to the contrary, the Severance Benefit (including the Separation Payment) to be provided to you shall be contingent upon and subject to:

(i) your execution and non-revocation of the Release and your satisfaction of the conditions under the Release;

(ii) your compliance with all of the terms of the Confidentiality Agreement and Proprietary Information and Invention Assignment Agreement, which you signed upon joining the Company, except as superseded by this Separation Agreement; and

(iii) your compliance with all the terms of this Separation Agreement, including Section 4 below (and by reference, Sections 6, 7, 8 and 10 of the Employment Agreement).

(e) Taxes. Notwithstanding anything to the contrary, the Company will withhold taxes and other similar deductions as required by applicable law.

(f) Payment of Benefits and Compensation. You agree that, except as otherwise provided herein and except any statutory severance required by Korean law (or its equivalent accrued pursuant to the Company’s policies and practices), you have been paid all benefits and compensation (including any equity-based compensation) owed to you by the Company and are not entitled to any additional severance, wages, salary, bonuses, benefits, equity awards, incentive compensation, allowances or other remuneration from the Company. Except as provided herein or any adjustments due to income-related taxes to be settled between you and the Company with respect to prior periods or any other adjustments that may be required due to manifest error (including miscalculations, misapplication of tax rates, items requiring an amendment to tax filings and the like), neither party shall be required to make any payment or reimbursement to the other party, whether in association with compensation, bonuses, benefits, equity awards, expatriate assignment entitlements (including repatriation benefits and tax equalization) or otherwise.

(g) Waiver of Notice. Each party hereto waives any and all notice requirements in connection with the termination or resignation of your employment contemplated by this Separation Agreement, including any such requirement set forth in Section 4(b) of the Employment Agreement.

4. Covenants. Sections 6 (Non-Competition; Non-Solicitation; Non-Hire), 7 (Non-Disclosure of Confidential Information; Non-Disparagement; Intellectual Property), 8 (Injunctive Relief) and 10 (Cooperation) of the Employment Agreement are hereby incorporated hereinto by reference. You hereby confirm the validity and effectiveness of such provisions and agree to comply with them.

5. Entire Agreement. This Separation Agreement, the Release and the Employment Agreement (and the Confidentiality Agreement and the Proprietary Information and Invention Assignment Agreement referenced in this Separation Agreement) constitute the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersede all prior agreements, policies and understandings (whether written or oral), between you and the Company, relating to such subject matter (including any oral promise to retain you as a consultant for any period following your termination of engagement and provide payments or benefits in connection therewith).

6. Notices. Any notice, request, claim, demand, document or other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, email, commercially recognized overnight courier or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company, to it at its current executive offices, Attn: Chief Financial Officer ([email address omitted]).

(b) If to Mr. Kim ([email address omitted]), at his most recent address on the payroll records of the Company.

7. General. Sections 13 (Assignment and Successors), 14 (Governing Law), 15 (Validity), 17 (Counterparts), 19 (Amendments; Waivers), 20 (No Inconsistent Actions), 21 (Construction), 22 (Dispute Resolution), 23 (Enforcement), 24 (Withholding), 25 (Clawback) and 27 (Employee Representations) of the Employment Agreement are hereby incorporated hereinto by reference, provided that those sections shall apply pari passu to this Separation Agreement as if the term “Agreement” were replaced with the term “Separation Agreement”.

[Remainder of page internationally left blank, Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning one copy of this Separation Agreement to the undersigned, whereupon this Separation Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MAGNACHIP SEMICONDUCTOR CORP.

By:	/s/ Camillo Martino

Name:	Camillo Martino
Title:	Chairman of the Board of Directors

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Theodore S. Kim

Name:	Theodore S. Kim
Title:	Director on the Board of Directors

Accepted and agreed as of the date first written above:

/s/ Young-Joon Kim
Young-Joon Kim

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release have the respective meanings ascribed to them in the Separation Agreement dated August 11, 2025, among Magnachip Semiconductor Corporation, Magnachip Semiconductor, Ltd. and the undersigned (the “Separation Agreement”).

For and in consideration of the Severance Benefit, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company and all of their respective predecessors, successors, affiliates, subsidiaries, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my executive service to, or employment by, the Company or the termination thereof, including any and all claims arising under federal, state or local laws of the United States of America or under national, provincial or local laws of the Republic of Korea (as well as any applicable foreign jurisdictions) relating to executive service or employment, including claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release (the “Release Effective Date”), I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Company Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law, and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

Notwithstanding the generality of the foregoing, I do not release (i) claims that may arise out of the Separation Agreement, including my right to receive the Severance Benefit, including the Separation Payment, in accordance with the Separation Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company, or (iii) claims that cannot be waived by law.

I understand that nothing in this Agreement will preclude, prohibit or restrict me from (i) participating or cooperating in any investigation conducted by any governmental agency or authority or (ii) filing a charge of discrimination with any administrative agency or regulatory authority.

Nothing in this Agreement, or any other agreement with the Company, prohibits or is intended in any manner to prohibit, me from (i) reporting a possible violation of U.S. federal or other applicable law or regulation to any governmental agency or entity, including the Department of Justice, the SEC and the U.S. Congress and any similar governmental agencies of other jurisdictions, including the inspector general of any such governmental agency, or (ii) making other disclosures that are protected under whistleblower provisions of U.S. federal or other applicable law or regulation. This Agreement does not limit my right to receive an award (including a monetary reward) for information provided to the SEC. I do not need the prior authorization of anyone at the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.

Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). I cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney and (B) for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal, or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

I acknowledge that I have been given at least 21 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that, if I execute this Release before 21 days have elapsed, I do so knowingly, voluntarily and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven (7) days after its execution. I understand that this Release will not become effective and enforceable unless the seven (7)-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven (7)-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7)-day period.

This Release will become effective, irrevocable and binding on the eighth (8th) day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to payments or benefits under the Separation Agreement unless this Release is effective on or before the date that is 60 days following the Resignation Date.

I hereby agree to waive any and all claims to re-engagement or re-employment with the Company and affirmatively agree not to seek further employment with the Company.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Release.

Young-Joon Kim

Date